Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 31, 2012

Contact:                                                Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY PROVIDES UPDATE ON IMPACT OF LOUISIANA SLURRY

ON PARTNERSHIP’S FACILITIES AND OPERATIONS

DALLAS — August 31, 2012 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), are providing this update on the impact and expected impacts of the slurry near Bayou Corne, Assumption Parish, Louisiana, on the Partnership’s facilities and operations.

In early August, a slurry-filled sinkhole developed in Assumption Parish near Bayou Corne, Louisiana.  The cause of the slurry is currently under investigation by Louisiana state and local officials.  Consequently, the Partnership took a section of its 36-inch-diameter natural gas pipeline located near the sinkhole out of service. Service to certain markets, primarily in the Mississippi River area, has been curtailed or interrupted, and the Partnership has worked with its customers to secure alternative natural gas supplies so that disruptions are minimized.  The Partnership expects that the ongoing overall business impact on the services provided by the pipeline, which include gathering, processing, transportation and end-user sales, will be approximately $250,000- $300,000 per month while the pipeline section is out of service.

The Partnership will relocate the portion of the pipeline affected and certain services will not resume until the relocation has been completed.  The Partnership is evaluating potential rerouting alternatives, timing and expected costs.  Based on the current alternatives being considered, the Partnership estimates the cost of the relocation to be $20-25 million and expects to complete the relocation by summer 2013. The Partnership is assessing the potential for recovering its losses from responsible parties and insurance coverage. The Partnership plans to write-off its investment in the section of the impacted existing pipeline and capitalize the costs of the replacement pipeline.  The write-off is a non-cash impairment charge and estimated to be less than $0.5 million.

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Crosstex Energy Provides Update on Impact of Louisiana Slurry

On Partnership’s Facilities and Operations

The Partnership also owns and operates the Napoleonville storage facility, which is located off Highway 70 in the Bayou Corne area. The facility consists of two salt dome natural gas liquids storage caverns.  The Partnership is currently storing approximately 900,000 barrels of normal butane in the facilities for third parties.  The Partnership’s management does not believe that the storage facilities have been affected by the slurry. The Louisiana Department of Environmental Quality recently supported this assessment in a press release issued August 16, 2012, entitled “Crosstex Butane Cavern Shows Little-to-no Threat to Slurry Hole Area,” which can be found at http://www.deq.louisiana.gov/portal/portals/0/news/pdf/crosstex.pdf.  Crosstex is continuously monitoring its Napoleonville operations and taking additional precautionary measures as determined necessary.

“Our highest priority is to ensure the safety of the surrounding community, our employees, contractors and the environment,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We took immediate actions to ensure the safety of all involved and the integrity of our facilities and operations near the sinkhole, and continue to work closely with state agencies and local officials.”

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,500 miles of natural gas, natural gas liquids, and oil pipelines, 10 processing plants and four fractionators. The Partnership also operates barge terminals, rail terminals, product storage facilities, brine water disposal wells and an extensive truck fleet.

Crosstex Energy, Inc. owns the two percent general partner interest, a 22 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding impacts to operations, results of operations, recovery of damages, cash flow, cost, impact, and timing for restoration of services, all as discussed above, as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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